Exhibit 99.1

DIAMOND S SHIPPING INC. COMMENCES FLEET RENEWAL EFFORTS

WITH SALE OF TWO VESSELS

Greenwich, CT, USA, August 16, 2019. Diamond S Shipping Inc. (NYSE: DSSI) (the “Company”) announced today that it has agreed to sell two of its 2008-built medium-range product carriers, the Atlantic Aquarius and Atlantic Leo, as part of its fleet renewal initiatives. The vessels are expected to be delivered in the third quarter or early next quarter. The Company will recognize a non-cash charge of about $9.5 million per vessel this quarter. The Company expects the sale to generate liquidity of about $12 million in aggregate after repayment of outstanding debt and settlement of working capital.

About Diamond S Shipping Inc.

Diamond S Shipping Inc. (NYSE Ticker: DSSI) owns and operates 68 vessels, including 15 Suezmax vessels, one Aframax and 52 medium-range (MR) product tankers. Diamond S Shipping is one of the largest energy shipping companies providing seaborne transportation of crude oil and refined petroleum products in the international shipping markets. The Company is headquartered in Greenwich, CT. More information about the Company can be found at www.diamondsshipping.com.

Investor Relations Inquiries:

Nicolas Bornozis

Judit Csepregi

Tel: +1-212-661-7566

E-mail: IR@diamondsshipping.com